Exhibit 10.1

U.S. CO-PROMOTION AGREEMENT

BY AND BETWEEN

ZYMOGENETICS, INC.

AND

BAYER HEALTHCARE LLC

EFFECTIVE AS OF JUNE 18, 2007

“[    *    ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

U.S. CO-PROMOTION AGREEMENT

THIS U.S. CO-PROMOTION AGREEMENT is made as of the 18th day of June, 2007 (the “Effective Date”) by and between ZymoGenetics, Inc., a corporation organized and existing under the laws of Washington State, U.S.A. (“ZGEN”), and Bayer HealthCare LLC, a limited liability company organized and existing under the laws of Delaware (“Bayer”). ZGEN and Bayer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. ZGEN is developing certain products containing Recombinant Thrombin (as defined in the LCA) for use in hemostasis.

B. Concurrent with the execution of this Agreement, ZGEN and Bayer’s Affiliate, Bayer Schering Pharma A.G., are entering into a License and Collaboration Agreement of even date herewith (the “LCA”), pursuant to which ZGEN and Bayer Schering Pharma A.G. have agreed to collaborate in the global development of certain Licensed Products (as defined in the LCA) and Bayer Schering Pharma A.G. has agreed to develop and Commercialize certain Licensed Products outside of the United States.

C. In furtherance of the goal of maximizing Commercialization (defined below), the Parties desire to enter into this Agreement for the time-limited co-promotion of Initial Licensed Products (defined below) in the United States.

AGREEMENT

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” References to Articles, Sections, Subsections and paragraphs are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” mean under or pursuant to any provision of this Agreement. The Article and Section headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof. All references to time are to the time in Seattle, Washington, U.S.A. As used herein, the following terms shall have the meanings indicated and any capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings defined in the LCA:

1.1 “Active Period” means the period of time commencing on the Launch Date and ending on (i) the last day of the calendar quarter that contains the third (3rd) anniversary of the Launch Date or (ii) if extended pursuant to Section 3.2.3, the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date or (iii) if terminated early pursuant to Section 3.2.4, the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date.

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1.2 “Adverse Event” means any event defined as an adverse experience pursuant to 21 CFR 600.80(a), as the same may be amended from time to time.

1.3 “Affiliate” means, with respect to a Party, an individual, a partnership, a joint venture, a corporation, or any other entity or any combination of the aforementioned entities that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” will mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Party, whether through ownership of more than fifty percent (50%) of the voting securities of such Party, by contract or otherwise.

1.4 “Alliance Manager” means a single contact person within a Party’s organization who shall be designated by such Party to act as liaison and serve as the principal point of communication with the other Party with respect to the Parties’ activities under this Agreement.

1.5 “Annual Revenue Threshold” is defined in Section 3.2.1.

1.6 “Applicable Laws” means all laws, rules, regulations, guidance and guidelines that are applicable to the marketing, sale and promotion of pharmaceutical products for human use in the Co-Promotion Territory and that materially affect a Party’s performance under this Agreement, including the United States Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the Prescription Drug Marketing Act, Federal Health Care Program Anti-Kickback Law (42 U.S.C. ss.1320a-7b), the Health Insurance Portability and Accountability Act of 1996, and all rules and regulations promulgated thereunder, the Office of Inspector General (“OIG”) Compliance Guidance Program, the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA) and the American Medical Association Guidelines on Gifts to Physicians, as any of the foregoing may be amended.

1.7 “Bayer Indemnitees” is defined in Section 8.1.1.

1.8 “Bayer MSLs” is defined in Section 2.7.6.

1.9 “Bayer Sales Force” is defined in Section 2.7.5.

1.10 “Bulk Drug Substance” has the meaning defined in the LCA.

1.11 “Commercialization” or “Commercialize” means all activities relating to the promotion, marketing, advertisement, sale, reimbursement and distribution of Initial Licensed Product in the Co-Promotion Territory, and other pre-launch and post-launch marketing and sale activities for Initial Licensed Product in the Co-Promotion Territory. When used as a verb, “Commercialize” means to engage in Commercialization.

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1.12 “Commercially Reasonable Efforts” means the level of efforts and resources required to Commercialize an Initial Licensed Product in the Co-Promotion Territory in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company (in the case of ZGEN) or pharmaceutical company (in the case of Bayer) would reasonably devote to a product of similar market potential at a similar stage in its product life, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing.

1.13 “Confidential Information” means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms received by either Party or its Affiliates from the other Party or its Affiliates pursuant to (1) this Agreement, (2) the Confidentiality Agreement, dated as of January 24, 2006, by and between ZGEN and Bayer Pharmaceuticals Corporation (as amended by Amendment No. 1 to Confidentiality Agreement, dated January 5, 2007), or (3) Confidential Disclosure Agreement, dated April 19, 2006, by and between Bayer and ZGEN, other than that portion of such information that:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d) has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as demonstrated by competent written proof.

1.14 “Content Compliance Contact” a member of a Party’s Review Board designated by that Party to coordinate the review of Promotional Materials and Medical Education Materials when required by this Agreement.

1.15 “Control” has the meaning defined in the LCA.

1.16 “Coordination Committee” is defined in Section 2.3.1.

1.17 “Co-Promotion Plan” means a strategic plan for the promotion and Detailing of the Initial Licensed Products by ZGEN and Bayer in the Co-Promotion Territory during the Active Period, including the methodology for deployment of Sales Representatives, call patterns and mechanisms for coordination among field representatives for each Party, as developed by the CPT in accordance with Section 2.4.3 and approved by the Coordination Committee in accordance with Section 2.3.4.

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1.18 “Co-Promotion Territory” means the United States.

1.19 “Courts” is defined in Section 10.5.

1.20 “CPT” is defined in Section 2.4.1.

1.21 “CSO” means a contract sales organization in the business of providing sales details for pharmaceutical products.

1.22 “Detail” or “Detailing” means a face-to-face meeting (including a live video presentation but not including Promotion Related Activities) in the Co-Promotion Territory between a Party’s Sales Representative and (a) a medical professional with prescribing authority or other individuals or entities that have a significant impact/influence on prescribing decisions or (b) such other groups as may be mutually agreed by the Parties, during which the Sales Representative provides an oral presentation of an Initial Licensed Product’s attributes in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product. When used as a verb, “Detail” shall mean to engage in the activities set forth in this paragraph.

1.23 “Dispute” is defined in Section 2.3.5.

1.24 “Effective Date” means the date this Agreement was entered into and is defined in the introduction to this Agreement.

1.25 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual with such scientific, technical, regulatory and commercial experience as is necessary to resolve a Dispute. The Expert shall not be or have been during the preceding five (5) years an Affiliate, employee, consultant, officer or director of either Party or any of its respective Affiliates.

1.26 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.27 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, terrorism and acts of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected will have used reasonable efforts to avoid such occurrence and to remedy it promptly if it will have occurred.

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1.28 “Individual Annual Revenue Threshold” is defined in Section 3.2.2.

1.29 “Initial Licensed Products” means the Presentations (as defined in the LCA) listed as paragraphs 1 through 3 on Exhibit A attached hereto and incorporated herein.

1.30 “Knowledge” means (a) the [    *    ] of any individual within a group consisting of [    *    ] (the “ZGEN Management”) and (b) the [    *    ] the ZGEN Management [    *    ] have based on the [    *    ] of any ZGEN employee of [    *    ]; provided that in no event shall ZGEN be required to [    *    ]. In addition, the determination of the knowledge ZGEN Management [    *    ] and the information that is [    *    ] shall take into consideration that [    *    ].

1.31 “Launch Date” means the date of [    *    ] in the [    *    ] of the [    *    ] Initial Licensed Product [    *    ] Third Party after obtaining the required Regulatory Approval from the FDA [    *    ] Initial Licensed Product in the [    *    ]. For purposes of the foregoing, [    *    ].

1.32 “LCA” means the License and Collaboration Agreement between ZGEN and Bayer Schering Pharma A.G. of even date herewith, as the same may be amended from time to time in accordance with its terms.

1.33 “Losses” means liabilities, costs, fees, expenses and/or losses, including reasonable legal costs and expenses and attorneys’ fees for outside counsel.

1.34 “Medical Education Materials” means, with respect to an Initial Licensed Product, (a) all written, printed, graphic, electronic, audio or video matter intended for (i) use in responding to unsolicited questions from health care professionals relating to the Initial Licensed Products and/or Recombinant Thrombin or (ii) proactive use with physician thought leaders, and (b) scientific publications and materials produced for independent education programs by Third Party education providers.

1.35 “Medical Education Activities” means business meals with, or medically related items for, physician thought leaders. For purposes of this Agreement, Medical Education Activities expressly includes conference or convention participation, continuing medical education programs, paid speaker programs and symposia.

1.36 “Medical Education Plan” means a strategic plan for scientific interchange with physician thought leaders relating to the Initial Licensed Products by ZGEN and Bayer in the Co-Promotion Territory during the Active Period, as developed by the MET in accordance with Section 2.5.3 and approved by the Coordination Committee in accordance with Section 2.3.4.

1.37 “MET” is defined in Section 2.5.1.

1.38 “MSL” means an individual who is regularly employed by the applicable Party on a full-time basis, whose skills, training and experience are consistent with industry standards applicable to scientific interchange (as opposed to product promotion) with physician thought

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leaders, including meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent), and who shall have (a) satisfactorily completed the product–specific training developed by ZGEN and the ethics and compliance training required by the Party by whom he or she is employed and (b) become adequately equipped and knowledgeable with respect to the Initial Licensed Products, including the Product Labels and the use of the Medical Education Materials in accordance with this Agreement and the Medical Education Plan. Titles of such personnel may be Medical Science Liaisons, Scientific Affairs Liaisons or Medical Liaisons.

1.39 “Net Sales” means the gross amount invoiced with respect to the sale or other disposition of Initial Licensed Products in the Co-Promotion Territory by ZGEN or its Affiliates or sublicensees to a non-sublicensee Third Party after deducting returns and allowances (actually paid or allowed) including prompt payment and any other discounts (including deductions commonly referred to as “fee for service”), price reductions, including government reimbursement programs in the Co-Promotion Territory such as Medicare and Medicaid and similar types of rebates, chargebacks from wholesalers of Initial Licensed Product (whether in cash or trade), and rebates, when included in gross sales, but not including taxes when assessed on income derived from such sales and bad debts. Amounts received by ZGEN or its Affiliates for the sale in the Co-Promotion Territory of Initial Licensed Product between ZGEN and its Affiliates for resale or for transfer in the Co-Promotion Territory of Initial Licensed Product to a sublicensee for resale will not be included in the computation of Net Sales hereunder. Any Initial Licensed Product sold or otherwise transferred in the Co-Promotion Territory in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price in the Co-Promotion Territory.

1.40 “Party” is defined in the introduction to this Agreement.

1.41 “Product Labels” means all FDA-approved labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for an Initial Licensed Product in the Co-Promotion Territory.

1.42 “Product Trademark” means any Trademarks that are (a) Controlled by ZGEN or Bayer and (b) actually applied to or used, or intended to be used, with any Initial Licensed Product or any Promotional Materials or Medical Education Materials in the Co-Promotion Territory.

1.43 “Promotional Materials” means, with respect to an Initial Licensed Product, all written, printed, graphic, electronic, audio or video matter, including journal advertisements and sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements, sales reminder aids (e.g., scratch pads, pens and other such items) and other Detail aids, intended for use or used by a Party in connection with any promotion of such Initial Licensed Product, except for: (a) the FDA-approved full prescribing information for such Initial Licensed Product, including any required patient information; (b) Product Labels; and (c) Medical Education Materials.

1.44 “Promotion Related Activities” means business meals (including promotional speaker programs) with, or medically related items for, health care professionals with prescribing authority or other individuals or entities that have a significant impact/influence on prescribing

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decisions used to promote Initial Licensed Products to such persons. For purposes of this Agreement, Promotion Related Activities expressly excludes conference or convention participation (other than promotional exhibit booths), independent medical education programs and grants.

1.45 “Recall” means an event, incident or circumstance that may result in the need for a “recall” or “market withdrawal” (as those terms are defined in United States regulations in 21 C.F.R. 7.3) or field alert (including biological product deviation reports) or field correction of an Initial Licensed Product or any lot thereof.

1.46 “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals, reimbursement approvals and price approvals), licenses, registrations or authorizations of any national, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA, necessary for the marketing and sale of Initial Licensed Product in the Co-Promotion Territory. Regulatory Approval does not include any site license for a Party’s manufacturing facility.

1.47 “Review Board” means the multi-disciplinary committee within a Party: (a) tasked with reviewing Promotional Materials for compliance with Applicable Laws, known at Bayer as the “LMR” and at ZGEN as the “Promotional Review Board” or (b) tasked with reviewing Medical Education Materials for compliance with Applicable Laws, as applicable.

1.48 “Safety Issues” is defined in Section 3.1.4(c).

1.49 “Sales Bonuses” means collectively the First Sales Bonus and the Second Sales Bonus as described in Section 4.3.

1.50 “Sales Force” means, as applicable, the ZGEN Sales Force or the Bayer Sales Force and “Sale Forces” means both the ZGEN Sales Force and the Bayer Sales Force.

1.51 “Sales Representative” means an individual who is regularly employed by the applicable Party on a full-time basis, whose skills, training and experience are consistent with industry standards applicable to the promotion, marketing and sale of a prescription pharmaceutical product, including meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent), and who shall have (a) satisfactorily completed the product–specific training developed by ZGEN and the ethics and compliance training required by the Party by whom he or she is employed and (b) become adequately equipped and knowledgeable with respect to the Initial Licensed Products, including the Product Labels and the use of the Promotional Materials in accordance with this Agreement and the Co-Promotion Plan.

1.52 “Samples” means units of Initial Licensed Product distributed or provided at no cost to health care professionals in response to their request for “evaluation and trial use” in treating patients in the Co-Promotion Territory as part of the marketing, advertising and promotion of the Initial Licensed Product.

1.53 “Sunset Period” is defined in Section 4.2.2.

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1.54 “Target Audience” means targets identified by the Coordination Committee as being suitable targets for the promotion and Detail of Initial Licensed Products in the Co-Promotion Territory, which targets may include health care professionals with actual prescribing authority as well as other individuals or entities that have a significant impact/influence on prescribing decisions.

1.55 “Term” is defined in Section 9.1.

1.55 “Third Party” means any individual or entity other than ZGEN or Bayer or an Affiliate of either of them.

1.56 “Trademark” means any and all service marks, logos or trademarks and trademark applications (whether or not registered) together with all good will associated therewith, and any renewals, extensions or modifications thereto either filed or used.

1.57 “United States” means the United States of America, together with its territories and possessions.

1.58 “ZGEN Enabling Technology” has the meaning defined in the LCA.

1.59 “ZGEN Indemnitees” is defined in Section 8.2.1.

1.60 “ZGEN MSLs” is defined in Section 2.7.4.

1.61 “ZGEN Sales Force” is defined in Section 2.7.3.

ARTICLE 2

Co-Promotion Rights and Obligations

2.1 Co-Promotion Right

Subject to the terms and conditions of this Agreement:

(a) ZGEN hereby grants Bayer during the Active Period the co-exclusive right with ZGEN to promote and Detail the Initial Licensed Products in the Co-Promotion Territory.

(b) ZGEN grants Bayer a fully paid license during the Active Period under ZGEN’s entire right, title and interest in and to the Product Trademarks Controlled by ZGEN, to use and display such Product Trademarks solely in connection with the marketing and promotion of the Initial Licensed Products in the Co-Promotion Territory as contemplated in this Agreement. In order to maintain the value of ZGEN’s Product Trademarks, corporate name and logo, Bayer will maintain quality standards comparable to those it maintains for its own product-related Trademarks, corporate name or logo, which, in any event, shall not be less than reasonable, and Bayer will use ZGEN’s Product Trademarks consistent with Product Trademark usage guidelines developed by ZGEN.

(c) Bayer grants ZGEN a fully paid license during the Active Period under Bayer’s entire right, title and interest in and to the Product Trademarks Controlled by Bayer to

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use and display such Product Trademarks solely in connection with the marketing and promotion of the Initial Licensed Products in the Co-Promotion Territory as contemplated in this Agreement. In order to maintain the value of Bayer’s Product Trademarks, corporate name and logo, ZGEN will maintain quality standards comparable to those it maintains for its own product-related Trademarks, corporate name or logo, which, in any event, shall not be less than reasonable, and ZGEN will use Bayer’s Product Trademarks consistent with Product Trademark usage guidelines developed by Bayer.

2.2 Responsibilities Reserved to ZGEN

(a) ZGEN shall have sole responsibility for:

(i) strategic decisions relating to marketing, advertising and medical education programs in support of the Initial Licensed Products in the Co-Promotion Territory;

(iii) pricing of the Initial Licensed Products in the Co-Promotion Territory, including any discounts, rebates or other deviations from the established pricing;

(iv) distribution and delivery of the Initial Licensed Products to customers in the Co-Promotion Territory;

(v) regulatory matters relating to the Initial Licensed Products in the Co-Promotion Territory; and

(vi) scientific publication strategies.

The Parties agree that ZGEN may make decisions regarding the foregoing matters within its sole responsibility in its absolute discretion.

(b) In addition, ZGEN shall have sole responsibility for the matters listed in this Section 2.2(b); provided that, ZGEN’s decisions relating to materials, activities, campaigns and programs to be used or participated in by Bayer’s Sales Force or Bayer’s MSLs shall be subject to review by Bayer’s Review Board in accordance with Section 2.6. The matters include:

(i) all marketing, advertising and medical education programs in support of the Initial Licensed Products in the Co-Promotion Territory, including the content of Promotional Materials and Medical Education Materials;

(ii) public relation activities and campaigns;

(iii) supplementary non-personal promotional programs (such as compliance, telemarketing and Internet activities);

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(iv) professional/medical education programs (including seminars, symposia, participation at professional and medical conferences, and conventions, physician advocacy programs and event marketing programs);

(v) ensuring that all materials, campaigns and programs comply with Applicable Laws; and

(vi) product-related training.

(c) Any responsibilities delegated to the Coordination Committee pursuant to Section 2.3.4 shall be subject to the decision-making mechanism described in Section 2.3.5.

(d) Bayer shall have no authority independent of ZGEN to:

(i) conduct any form of direct-to-consumer promotion related to Initial Licensed Products in the Co-Promotion Territory;

(ii) schedule or manage conference involvement pertaining to Initial Licensed Products in the Co-Promotion Territory;

(iii) establish or manage advisory boards and opinion leaders for Initial Licensed Products in the Co-Promotion Territory;

(iv) conduct or sponsor continuing medical education programs, paid speaker programs, or symposia related to Initial Licensed Products in the Co-Promotion Territory; or

(v) provide grants with respect to Initial Licensed Products in the Co-Promotion Territory.

2.3 Coordination Committee

2.3.1 Formation of Coordination Committee. Within ten (10) days following the Effective Date, the Parties will establish a committee (the “Coordination Committee”) to coordinate the co-promotion and medical education activities to be undertaken by the Parties in the Co-Promotion Territory during the Active Period. The Coordination Committee may form such subcommittees as it, from time to time, deems appropriate, including the CPT and MET. The Coordination Committee and its subcommittees shall be disbanded upon expiration or earlier termination of the Active Period. The Coordination Committee will be comprised of at least three (3) members representing each Party, one of whom shall be such Party’s Alliance Manager, and all of whom shall have appropriate expertise and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the Coordination Committee. Either Party, in its sole discretion, may substitute members of the Coordination Committee from time to time upon written notice to the other Party; provided, however that, without limiting the generality of the foregoing, a key objective with respect to membership in the Coordination Committee shall be preserving balance and continuity.

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2.3.2 Coordination Committee Meetings. The Coordination Committee will establish its own procedural rules for its operation, consistent with the terms of this Section 2.3.2. Regular meetings of the Coordination Committee will be held either by phone, videoconference or in person at least once per calendar quarter, unless the Coordination Committee chooses to reduce the frequency of such meetings. Unless otherwise agreed by the members of the Coordination Committee, the location of Coordination Committee meetings will alternate between ZGEN’s offices in Seattle, Washington and, until December 31, 2007, Bayer’s offices in West Haven, Connecticut and, on and after January 1, 2008, Bayer’s offices in Wayne, New Jersey. The Coordination Committee shall be chaired at each meeting by a representative of ZGEN. The chairperson of the Coordination Committee will be responsible for calling regular meetings of the Coordination Committee and for leading the meetings. ZGEN’s Alliance Manager will serve as secretary of that meeting. Promptly following each meeting, the secretary of the meeting will prepare and distribute to all members of the Coordination Committee the written minutes of the meeting. The minutes will provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the Coordination Committee. The minutes of each Coordination Committee meeting will be approved or disapproved by each Party (on behalf of such Party’s Coordination Committee members) promptly following receipt, and revised as necessary, for approval at the next meeting. Final minutes of each meeting will be distributed to the members of the Coordination Committee by the chairperson prior to commencement of the next meeting. Each Party shall bear its own costs associated with its participation on the Coordination Committee, including all travel and living expenses.

2.3.3 Attendance at Meetings. If a Party’s representative is unable to attend a meeting, that Party may designate an alternate representative with decision-making authority for that Party to attend the meeting. Any decision made by that attendee will be considered to be a decision made by the absent representative. In addition, each Party may, at its discretion (and with the consent of the other Party), invite additional employees, consultants or scientific advisors to attend any Coordination Committee meeting, provided that any individual so invited will not have any voting power at such Coordination Committee meeting and is subject to obligations of confidentiality comparable to Article 6. A quorum for each Coordination Committee meeting will consist of at least two (2) members from each Party.

2.3.4 Responsibilities of Coordination Committee. The Coordination Committee shall have responsibility for coordinating the promotional and medical educational activities of the Parties under this Agreement in the Co-Promotion Territory during the Active Period, including:

(a) discussing strategies (i) for marketing the Initial Licensed Products in the Co-Promotion Territory, including allocation of the Parties’ responsibility for such marketing activities; (ii) relating to Detailing activity, including the Target Audience for such Details; and (iii) for scientific interchange with physician thought leaders relating to the Initial Licensed Products in the Co-Promotion Territory;

(b) approving (i) the Co-Promotion Plan and Medical Education Plan; (ii) the proposed Individual Annual Revenue Threshold for each Party; and (iii) adjustments under Sections 2.7.3 and 2.7.5; and

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(c) such other matters as the Parties may delegate.

2.3.5 Coordination Committee Decision-Making. The Coordination Committee shall operate by consensus. The representatives from each Party on the Coordination Committee shall have collectively one (1) vote on behalf of that Party.

(a) If the Coordination Committee cannot reach consensus on any matter within the area of responsibility of the Coordination Committee as described in Section 2.3.4(b) or (c) (a “Dispute”), the Dispute shall be referred for resolution to the Chief Executive Officer of ZGEN and the Head of the responsible Business Unit within the Pharmaceutical Division of Bayer in accordance with Section 10.2. Until a Dispute is resolved in accordance with Section 10.2, the Parties shall refrain from taking action on the matter; provided, however, that if the matter in Dispute pertains to any activity that is required by Applicable Law, the affected Party shall be entitled to conduct such activity as so required.

(b) Any Dispute that cannot be resolved in accordance with Section 10.2 shall be resolved by an Expert in accordance with Section 10.3.

2.4 Co-Promotion Team; Co-Promotion Plan

2.4.1 Formation of CPT. Within ten (10) days following the Effective Date, the Parties will establish a co-promotion team (the “CPT”), as the standing sub-committee of the Coordination Committee for co-promotion activities. Each Party may appoint as many members to the CPT it feels is necessary or useful to perform the functions of the CPT. Either Party, in its sole discretion, may substitute members of the CPT from time to time upon written notice to the other Party. The CPT will establish its own rules for operation, including rules relating to procedure and attendance, consistent with those of the Coordination Committee.

2.4.2 Responsibilities of CPT. The CPT shall have responsibility for the day-to-day coordination of the co-promotion activities of the Parties under this Agreement in the Co-Promotion Territory during the Active Period, including:

(a) discussing strategies for marketing the Initial Licensed Products in the Co-Promotion Territory;

(b) developing the Co-Promotion Plan and potential amendments thereto, and submitting them to the Coordination Committee for approval;

(c) reviewing progress against the current Co-Promotion Plan;

(d) establishing individual and area performance measures for the activities of the respective Sales Forces; and

(e) discussing Samples practices, if any.

2.4.3 Co-Promotion Plan. As provided in, and without limiting the generality of, Section 2.4.2, the CPT shall develop the Co-Promotion Plan. The CPT shall develop the initial Co-Promotion Plan prior to the Launch Date and amend and update the Co-Promotion

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Plan annually during the Active Period, or more frequently as determined by the Coordination Committee. The Co-Promotion Plan for the year scheduled to be the final year of the Active Period shall be submitted to the Coordination Committee ninety (90) days in advance of the start of such year and shall specifically address transitioning all promotional activities to ZGEN, including phasing out the use of Bayer’s Product Trademarks, in an orderly and efficient manner. The CPT may address and include any of the activities or responsibilities set forth in Section 2.4.2 in the Co-Promotion Plan and, to the extent included therein, the Co-Promotion Plan will state the responsibilities of each Party with respect to the same. Neither Party shall make any material change in any Co-Promotion Plan without the prior approval of the CPT.

2.4.4 CPT Decision-Making. The representatives from each Party on the CPT shall have collectively one (1) vote on behalf of that Party. Members of the CPT shall endeavor to reach decisions via consensus; provided that if they are unable to do so a member from either Party may refer the matter to the Coordination Committee for resolution.

2.5 Medical Education Team; Medical Education Plan

2.5.1 Formation of MET. Within ten (10) days following the Effective Date, the Parties will establish a medical education team (the “MET”), as the standing sub-committee of the Coordination Committee for medical education activities. Each Party may appoint as many members to the MET it feels is necessary or useful to perform the functions of the MET. Either Party, in its sole discretion, may substitute members of the MET from time to time upon written notice to the other Party. The MET will establish its own rules for operation, including rules relating to procedure and attendance, consistent with those of the Coordination Committee.

2.5.2 Responsibilities of MET. The MET shall have responsibility for the day-to-day coordination of the medical education activities of the Parties under this Agreement in the Co-Promotion Territory during the Active Period, including:

(a) discussing strategies for scientific interchange with physician thought leaders relating to the Initial Licensed Products in the Co-Promotion Territory;

(b) developing the Medical Education Plan and potential amendments thereto, and submitting them to the Coordination Committee for approval;

(c) reviewing progress against the current Medical Education Plan; and

(d) establishing individual and area performance measures for MSL activities.

2.5.3 Medical Education Plan. As provided in, and without limiting the generality of, Section 2.5.2, the MET shall develop the Medical Education Plan. The MET shall develop the initial Medical Education Plan prior to the Launch Date and amend and update the Medical Education Plan annually during the Active Period, or more frequently as determined by the Coordination Committee. The Medical Education Plan for the year scheduled to be the final year of the Active Period shall be submitted to the Coordination Committee ninety (90) days in advance of the start of such year and shall specifically address transitioning all medical education activities to ZGEN, including phasing out the use of Bayer’s Product Trademarks, in an orderly and efficient manner. The MET may address and include any of the activities or responsibilities

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set forth in Section 2.5.2 in the Medical Education Plan and, to the extent included therein, the Medical Education Plan will state the responsibilities of each Party with respect to the same. Neither Party shall make any material change in any Medical Education Plan without the prior approval of the MET.

2.5.4 MET Decision-Making. The representatives from each Party on the MET shall have collectively one (1) vote on behalf of that Party. Members of the MET shall endeavor to reach decisions via consensus; provided that if they are unable to do so a member from either Party may refer the matter to the Coordination Committee for resolution.

2.6 Review Board

2.6.1 Review. Any materials (including program manuals) subject to the review by Bayer’s Review Board pursuant to Section 2.2(b) shall be submitted to Bayer’s Review Board in proof form at least [    *    ] days prior to intended use. Bayer’s Review Board will review the materials submitted and give its comments to ZGEN no later than [    *    ] days after receipt. The Parties’ Content Compliance Contacts may agree to alternative time periods, taking into consideration the nature and use of the materials to be reviewed. ZGEN agrees to take into consideration any comments received during the foregoing time period. If ZGEN disagrees with any comments received by Bayer, Section 2.7.2(d) may apply (i.e., Bayer’s Sales Force and Bayer’s MSLs will have no obligation to use the relevant materials or participate in the relevant programs).

2.6.2 Content Compliance Contacts. The Parties’ Content Compliance Contacts may from time to time exchange or discuss their respective internal guidelines and such other matters as may facilitate the review of materials by Bayer’s Review Board.

2.7 Co-Promotion Efforts and Medical Education Efforts

2.7.1 Efforts. The principal objective of the Parties under this Agreement is to maximize the Commercialization of the Initial Licensed Products in the Co-Promotion Territory. Following receipt of all Regulatory Approvals in the Co-Promotion Territory with respect to each Initial Licensed Product, the Parties shall use Commercially Reasonable Efforts to (a) promote such Initial Licensed Product in the Co-Promotion Territory, (b) engage in scientific interchange with physician thought leaders relating to Initial Licensed Product in the Co-Promotion Territory and (c) to otherwise fulfill their obligations under this Agreement.

2.7.2 Compliance and Training.

(a) Each Party agrees that all activities under this Agreement by it or on its behalf, including training, Detailing, Promotion Related Activities, Medical Education Activities, record-keeping, reporting, collection of consumer data (if any), sales activities under Section 3.1.1 and provision of Samples, will be conducted in compliance with the Product Labels, Regulatory Approvals, Promotional Materials or Medical Education Materials (as applicable), a Party’s promotional practice or medical education guidelines, if any, and all Applicable Laws, including applicable PhRMA marketing practices guidelines.

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(b) At all times during the Active Period after the Launch Date, each Party shall maintain a corporate compliance program consistent with 2003 Health and Human Services (HHS) Office of Inspector General (OIG) Compliance Program Guidance for Pharmaceutical Manufacturers, to the extent applicable to the activities of such Party hereunder. Without prejudice to the generality of the foregoing, each Party’s corporate compliance program shall include written policies requiring adherence to the 2002 PhRMA Code on Interactions with Healthcare Professionals, and training for field representatives on such policy.

(c) The Sales Forces and MSLs of each Party shall participate in a product-related training to be developed by ZGEN, subject to Section 2.2(b) and Section 2.6. In addition, each Party will maintain a broad training program, including training on proper promotion and marketing techniques, ethics, and compliance with Applicable Laws in a manner consistent with all applicable pharmaceutical industry standards. Within a reasonable time period after the Effective Date, the Parties shall meet and confer to review and discuss each Party’s ethics and compliance training program.

(d) No Party shall be required to undertake any obligation, or incur any cost or reimbursement obligation, in connection with any activity under this Agreement that such Party believes, in good faith, (i) may violate any Applicable Law or any Corporate Integrity Agreement entered into by such Party with OIG, or (ii) does not meet its internal pharmaceutical promotional guidelines. The Parties will exchange their internal pharmaceutical promotional guidelines, if any, within thirty (30) days after the Effective Date and thereafter within thirty (30) days after such pharmaceutical promotional guidelines are approved or modified.

2.7.3 ZGEN Sales Force. ZGEN will establish a sales force of Sales Representatives responsible for promoting and Detailing Initial Licensed Products in the Co-Promotion Territory in accordance with this Agreement (the “ZGEN Sales Force”). The ZGEN Sales Force shall consist of [    *    ] Sales Representatives employed by ZGEN, with final allocation of effort being at least sufficient to cover the market potential for the Initial Licensed Product allocated to the ZGEN Sales Force. Market potential shall be allocated to ZGEN based on a percentage obtained by dividing ZGEN’s Individual Annual Revenue Threshold (as determined in accordance with Section 3.2.2) by the Annual Revenue Threshold. Following the Launch Date, ZGEN will, subject to review and adjustment, if any, under this Section 2.7.3, devote [    *    ] percent ([    *    ]%) of the aggregate effort of ZGEN’s Sales Force to fulfill the foregoing obligation. On a regular basis, ZGEN will perform a review and determine whether the effort put forth by ZGEN’s Sales Force is sufficient to cover the market potential for the Initial Licensed Product allocated to the ZGEN Sales Force, based on then current business and market conditions, and will determine what adjustments, if any, are required to meet the foregoing obligation. ZGEN will report any adjustments that ZGEN proposes to make, together with a justification for such adjustments, to the Coordination Committee. If the Coordination Committee does not agree that such adjustments are appropriate, then such matter shall be considered a Dispute and shall be resolved as set forth in Section 2.3.5.

2.7.4 ZGEN MSLs. ZGEN has a group of [    *    ] MSLs, subject to normal operating fluctuations in staffing due to vacancies or otherwise, who will be responsible for scientific interchange (as opposed to product promotion) with physician thought leaders relating to the Initial Licensed Products in the Co-Promotion Territory in accordance with this Agreement (the “ZGEN MSLs”).

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2.7.5 Bayer Sales Force. Bayer will establish or designate a sales force of Sales Representatives responsible for promoting and Detailing Initial Licensed Products in the Co-Promotion Territory in accordance with this Agreement (the “Bayer Sales Force”). The Bayer Sales Force shall consist of all the sales representatives in Bayer’s Hospital/Surgical sales force group (as of the Effective Date, [    *    ]), with final allocation of effort being at least sufficient to cover the market potential for the Initial Licensed Product allocated to the Bayer Sales Force. Market potential shall be allocated to Bayer based on a percentage obtained by dividing Bayer’s Individual Annual Revenue Threshold (as determined in accordance with Section 3.2.2) by the Annual Revenue Threshold. Following the Launch Date, Bayer will, subject to review and adjustment, if any, under this Section 2.7.5, devote [    *    ] percent ([    *    ]%) of the aggregate effort of Bayer’s Sales Force to fulfill the foregoing obligation. On a regular basis, Bayer will perform a review and determine whether the effort put forth by Bayer’s Sales Force is sufficient to cover the market potential for the Initial Licensed Product allocated to the Bayer Sales Force, based on then current business and market conditions, and will determine what adjustments, if any, are required to meet the foregoing obligation. Bayer will report any adjustments that Bayer proposes to make, together with a justification for such adjustments, to the Coordination Committee. If the Coordination Committee does not agree that such adjustments are appropriate, then such matter shall be considered a Dispute and shall be resolved as set forth in Section 2.3.5.

2.7.6 Bayer MSLs. Bayer has a group of MSLs who will be responsible for scientific interchange (as opposed to product promotion) with physician thought leaders relating to the Initial Licensed Products in the Co-Promotion Territory in accordance with this Agreement (the “Bayer MSLs”). As of the Effective Date, Bayer has a group of [    *    ] MSLs who will support the Initial Licensed Products, among other products.

2.7.7 CSOs. Bayer may not employ a CSO to fulfill any of its Detail or other obligations under this Agreement in the Co-Promotion Territory without the prior written consent of ZGEN. ZGEN may employ a CSO to fulfill any of its Detail or other obligations under this Agreement in the Co-Promotion Territory. In any event, each Party may only use a CSO to fulfill some of its Detail or other obligations under this Agreement in the Co-Promotion Territory if such CSO is reputable and experienced. If a Party engages a CSO, such Party will require the CSO to comply in all material respects with the obligations of such Party as contained herein and such Party will remain responsible for the full and complete performance of all of its obligations and duties under this Agreement, whether the obligations and duties are performed by such Party or by its CSO.

2.7.8 Responsibility for Sales Forces and MSLs. In implementing its obligations under this Agreement and subject to compliance with the other provisions of this Agreement (including Section 2.7.2), each Party shall have sole discretion as to the manner (which shall not be inconsistent with the Co-Promotion Plan, Medical Education Plan or directions of the Coordination Committee) in which it promotes and Details, or engages in scientific interchange relating to, the Initial Licensed Products in the Co-Promotion Territory. Each Party shall have sole authority and responsibility for recruiting, hiring, training (provided that all Bayer’s Sales Representatives shall participate in the product-related training developed

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by ZGEN, subject to Section 2.2(b) and Section 2.6), managing, compensating (including, subject to Section 2.7.9, designing and paying for all benefits, wages and incentives programs and paying for all workers’ compensation and employment taxes), disciplining and firing (notwithstanding Section 2.7.12) and otherwise controlling the persons comprising its Sales Force and MSLs in accordance with such Party’s standard procedures. Subject to the terms and conditions of this Agreement, each Party will provide the day-to-day management of its Sales Force and MSLs, including furnishing administrative support, transport, lodging, establishing monitoring and recordkeeping practices, and assuring its Sales Force and MSLs understand and comply with this Agreement and Applicable Laws.

2.7.9 Sales Force Incentives. The aggregate incentive compensation for the Bayer Sales Force shall be structured to provide that the Initial Licensed Product’s weighting shall be at least [    *    ] percent ([    *    ]%) of the aggregate target incentive compensation available during each calendar year during the Active Period assuming all incentive goals are fully accomplished. The aggregate incentive compensation for the ZGEN Sales Force shall be structured to provide that the Initial Licensed Product’s weighting shall be at least [    *    ] percent ([    *    ]%) of the aggregate target incentive compensation available during each calendar year during the Active Period assuming all incentive goals are fully accomplished. Each Party shall provide the other Party with a written report on its incentive compensation program in June and December of each year of the Active Period, and such reports shall be discussed by the Coordination Committee at the meeting immediately following distribution of the report.

2.7.10 [    *    ] Products. During the Active Period, Bayer’s Sales Force shall not promote, market or sell any [    *    ] product in the Co-Promotion Territory without the consent of ZGEN, such consent not to be unreasonably withheld. For the avoidance of doubt, Trasylol is not a [    *    ] product for purposes of this provision.

2.7.11 Coordinating, Monitoring Sales Force Activities and MSL Activities.

(a) The CPT or MEC, as the case may be, shall establish reasonable procedures for monitoring Sales Force activities and MSL activities to ensure that each Party is complying with its obligations under this Agreement, and each Party agrees to make available to the other Party such information as may reasonably be required in order for the other Party to monitor compliance with this Agreement, subject to the reviewing Party’s compliance with Article 6. All face to face contacts by Sales Representatives and MSLs will be logged into and tracked via a field force automation tool for quarterly and annual reporting.

(b) The Coordination Committee will review commission target and automation tool reports completed by members of the Sales Forces to determine whether the Parties are meeting their commitments described in the Co-Promotion Plan. Similarly, the Coordination Committee will review automation tool reports completed by the MSLs to determine whether the Parties are meeting their commitments described in the Medical Education Plan.

(c) The CPT will determine whether and when Sales Force meetings regarding Initial Licensed Products should be jointly or separately held by the Parties and will

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coordinate the timing of joint Sales Force meetings. Similarly, the MET will determine whether and when MSL meetings regarding Initial Licensed Products should be jointly or separately held by the Parties and will coordinate the timing of joint MSL meetings.

2.7.12 Sales Force and MSL Issues. Should either Party (the “First Party”) identify a member of the other Party’s Sales Force (including its management) or an MSL of the other Party that the First Party believes is damaging relationships with health care professionals or damaging the Initial Licensed Product brand, the First Party shall promptly notify the other Party in writing of such belief and the basis therefor. Following such notification and a reasonable opportunity to investigate the relevant facts, the Parties shall meet to discuss such belief and basis. The notified Party shall take such action as it deems reasonable in the situation in response to the First Party’s concerns about such individual.

2.7.13 Samples. ZGEN will, with input from the Coordination Committee, determine whether and to what extent Samples will be utilized as a part of the promotional effort for Initial Licensed Products. ZGEN will establish and the Parties will follow a procedure for forecasting needs, ordering and delivery of Samples. ZGEN will supply all Samples to be distributed by the Parties’ respective Sales Forces, in accordance with such forecasts and orders, at ZGEN’s cost and expense. In the event in any month there is shortage of Samples, unless otherwise agreed by the Parties, available Samples will be allocated in accordance with each Party’s Individual Annual Revenue Threshold (expressed as a percentage of the corresponding Annual Revenue Threshold). Each Party shall use Samples strictly in accordance with the then current Co-Promotion Plan and shall transport, store, handle, and distribute all Samples in compliance with all Applicable Laws and with the procedures established by the Coordination Committee.

2.7.14 Promotional Materials, Medical Education Materials and Other Materials.

(a) All Promotional Materials, Medical Education Materials, product-related training program materials and other supplies, information and materials to be used by the Parties’ Sales Forces or MSLs, as the case may be, will be utilized by the Parties only for purposes of this Agreement and in accordance with the Co-Promotion Plan, Medical Education Plan or as otherwise agreed by the Coordination Committee.

(b) ZGEN shall, at its cost and expense (subject to Section 4.4), supply all such Promotional Materials, Medical Education Materials, product-related training program materials and other supplies, information and materials, in accordance with such forecasts and orders. The Coordination Committee will establish and the Parties will follow a procedure for forecasting needs, ordering and delivery of all such Promotional Materials, Medical Education Materials, product-related training program materials and other supplies, information and materials. If ZGEN does not have a sufficient supply in inventory to satisfy requests for any Promotional Materials or Medical Education Materials, unless otherwise agreed by the Parties, the available supply of such Promotional Materials and Medical Education Materials will be allocated in accordance with each Party’s Individual Annual Revenue Threshold (expressed as a percentage of the corresponding Annual Revenue Threshold).

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(c) ZGEN shall have sole responsibility for development and production of Promotional Materials and Medical Education Materials. All Promotional Materials and Medical Education Materials to be used by Bayer’s Sales Force or Bayer’s MSLs shall be subject to review by Bayer’s Review Board in accordance with Section 2.6. Bayer agrees that it will not create any Promotional Materials or Medical Education Materials except as authorized by ZGEN. Bayer also agrees that it will not copy or alter in any manner (including rearranging, underlining, highlighting, recording notes) the Promotional Materials or Medical Education Materials nor will it allow its Sales Force or MSLs to use any such unauthorized, copied, or altered Promotional Materials or Medical Education Materials.

(d) If ZGEN determines that any Promotional Materials or Medical Education Materials may no longer be used or distributed, Bayer agrees that it will not allow its Sales Force or MSLs to use or distribute such Promotional Materials or Medical Education Materials after the no-use date identified by ZGEN.

2.7.15 Product Trademarks. Subject to Section 2.1(b) and (c), during the Active Period, unless prohibited by Applicable Law, all Promotional Materials and Medical Education Materials in the Co-Promotion Territory to be used by Bayer’s Sales Force or Bayer’s MSLs shall bear Bayer’s Product Trademark in addition to ZGEN’s Product Trademark, which Product Trademarks shall, subject to compliance with Applicable Law, be displayed with equal prominence. For the sake of clarity, neither (a) FDA-approved prescribing information nor (b) Product Labels shall bear Bayer’s Product Trademark.

2.8 License and Collaboration Agreement

This Agreement is designed to supplement the LCA with respect to the Commercialization of the Initial Licensed Products in the Co-Promotion Territory during the Term. It is not intended to amend or otherwise modify the terms of the LCA and each Party shall retain all of its rights with respect to Licensed Products, including with respect to the Initial Licensed Products outside the Co-Promotion Territory, as set forth in the LCA.

2.9 Delegation to Affiliates

A Party may delegate performance of its obligations under this Agreement to an Affiliate (for so long as such person or entity remains an Affiliate) without the approval of the other Party; provided that it guarantees performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that the Affiliates may not make decisions inconsistent with this Agreement, or amend the terms of this Agreement or act contrary to its terms in any way. In case any Affiliate of a Party materially breaches this Agreement, the non-breaching Party will promptly notify the other Party of the breach, including a description of the breach and the identity of the Affiliate, and thereafter the non-breaching Party will have the rights under Section 9.2.1 directly against the other Party.

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ARTICLE 3

Initial Licensed Product Sales and Revenue Forecasts

3.1 Initial Licensed Product Sales

3.1.1 Sales Responsibility. ZGEN shall have the sole right in the Co-Promotion Territory to (1) receive, accept and fill orders for Initial Licensed Products, (2) distribute the Initial Licensed Products to customers, (3) control invoicing, order processing and collection of accounts receivable for Initial Licensed Product sales, and (4) record Initial Licensed Product sales in its books of account. ZGEN shall determine commercial terms and conditions with respect to the sale and distribution of Initial Licensed Products in the Co-Promotion Territory, including matters such as the price at which the Initial Licensed Products shall be sold and whether any discounts, rebates or other deductions should be made, paid or allowed. ZGEN will maintain all responsibility for returns, charge-backs, and rebates on Initial Licensed Product sales in the Co-Promotion Territory. ZGEN will manufacture, or have manufactured, Initial Licensed Products and will arrange and be solely responsible for shipment, distribution and delivery of the Initial Licensed Products in the Co-Promotion Territory.

3.1.2 Misdirected Orders. If, for any reason, Bayer receives orders in the Co-Promotion Territory for Initial Licensed Products, Bayer shall forward such orders to ZGEN (or if directed by ZGEN to ZGEN’s wholesalers or distributors) as soon as practicable.

3.1.3 Product Returns. If any quantities of the Initial Licensed Product are returned to Bayer in the Co-Promotion Territory, Bayer shall notify ZGEN as soon as practicable and shall ship such returned Initial Licensed Product to the facility designated by ZGEN, or, at ZGEN’s request, shall destroy such returned Initial Licensed Product, in either case at ZGEN’s cost. Bayer, at its option, may advise the customer who made the return that the Initial Licensed Product should have been returned to ZGEN, but shall take no other actions with respect to the return without ZGEN’s consent.

3.1.4 Recalls.

(a) Subject to this Section 3.1.4, a Recall in the Co-Promotion Territory shall be the responsibility, and under the control, of ZGEN. Bayer shall provide all pertinent records and such other assistance to ZGEN as ZGEN reasonably may request to assist in effecting any Recall in the Co-Promotion Territory. In addition, Bayer will maintain all records relating to the Recall for the period required by legal requirements, but for no less than three (3) years. ZGEN shall bear the costs of the Recall in the Co-Promotion Territory except to the extent that a Recall results from the negligence or willful misconduct of Bayer.

(b) If either Party becomes aware of information about quantities of Initial Licensed Product that may not conform to the specifications for the Initial Licensed Product, or for which there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, or for which the Initial Licensed Product itself is alleged or proven to be the subject of a Recall in any country in the world, it will promptly so notify the other Party. The Parties will meet (in person, by telephone or otherwise) to discuss the circumstances of a Recall in the Co-Promotion Territory and to consider appropriate courses of action with respect such Recall; provided that ZGEN may take immediate action when regulatory time frames or public safety considerations so require.

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(c) If ZGEN fails to conduct a Recall in the Co-Promotion Territory after Bayer gives written notice that, in the good faith opinion of Bayer, a Recall should be undertaken to address specific issues of Initial Licensed Product safety (“Safety Issues”), which written notice identifies the specific Safety Issues, then (i) Bayer shall have no obligation to defend or indemnify ZGEN under Article 8 for any Losses arising in connection with the Safety Issues for Initial Licensed Product that was sold, promoted or distributed in the Co-Promotion Territory after receiving such written notice from Bayer, (ii) ZGEN will defend and indemnify Bayer under Article 8 for any such Losses, and (iii) Bayer will have no further obligations under this Agreement to Detail or otherwise promote the relevant Initial Licensed Product unless and until the Safety Issues are resolved in the good faith opinion of Bayer.

3.2 Net Sales Threshold

3.2.1 Annual Revenue Threshold The Parties have established the following threshold for annual aggregate Net Sales (shown in Millions of Dollars) of all Initial Licensed Products sold in the Co-Promotion Territory during each of the years set forth below (the “Annual Revenue Threshold”):

	2008	2009	2010	2011	2012	2013
Annual Revenue Threshold	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

The Parties shall use Commercially Reasonable Efforts to promote the Initial Licensed Products in the Co-Promotion Territory during the Active Period with the goal of exceeding the Annual Revenue Threshold set forth above for each year during the Active Period. In addition, ZGEN shall use Commercially Reasonable Efforts to promote the Initial Licensed Products in the Co-Promotion Territory during the Sunset Period with the goal of exceeding the Annual Revenue Threshold set forth above for each year during the Sunset Period.

3.2.2 Individual Annual Revenue Thresholds. For each year during the Active Period, the Coordination Committee shall propose for the approval of the Parties an individual annual Net Sales threshold that each Party will seek to exceed through the promotion and Detailing efforts of such Party’s Sales Force under this Agreement (each, an “Individual Annual Revenue Threshold”). The Individual Annual Revenue Thresholds for the first year of the Active Period will be derived by allocating between the Parties the market potential of the Initial Licensed Products [    *    ], with the sum of the Parties’ Individual Annual Revenue Thresholds for the first year of the Active Period equaling the Annual Revenue Threshold for the first year of the Active Period. The Parties shall review and adjust the Parties’ Individual Annual Revenue Thresholds annually during the Active Period, or more frequently as determined by the Parties. In allocating the market potential and establishing each Party’s Individual Annual Revenue Threshold for subsequent years, the Coordination Committee shall consider all material factors, including [    *    ], each Party’s performance against its Individual Annual Revenue Threshold for the prior year and such other internal and external factors as may affect the thrombin market.

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3.2.3 Extension of Active Period. Bayer may extend the Active Period by [    *    ] until the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date upon giving written notice to ZGEN on or before the ninetieth (90th) day following the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date if cumulative Net Sales during the [    *    ] period commencing the first day of the first full calendar quarter after the Launch Date do not exceed [    *    ] percent ([    *    ]%) of the sum of the Annual Revenue Thresholds set forth in the table in Section 3.2.1 for the years [    *    ] and [    *    ] (i.e., if such cumulative Net Sales during such [    *    ] period do not exceed [    *    ] Dollars ($[    *    ])). Notwithstanding the foregoing, if the reason such cumulative Net Sales do not exceed such [    *    ]% level is due solely to the failure of Bayer to meet its Individual Annual Revenue Threshold, and provided that ZGEN has met its Individual Annual Revenue Threshold, during such [    *    ] period (as such Individual Annual Revenue Thresholds are established pursuant to Section 3.2.2 for [    *    ] and [    *    ]), then the Active Period shall not be extended as provided in this Section 3.2.3. In addition to the reports to be provided pursuant to Section 4.2.3, ZGEN shall provide a report of cumulative Net Sales for the purposes of this Sections 3.2.3 as soon as reasonably practicable (not to exceed sixty (60) days) following the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date.

3.2.4 Early Termination of Active Period.

(a) ZGEN may terminate the Active Period as of the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date upon giving written notice to Bayer on or before the ninetieth (90th) day following the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date if cumulative Net Sales to accounts assigned to the Bayer Sales Force during the [    *    ] period commencing the first day of the first full calendar quarter after the Launch Date do not exceed [    *    ] percent ([    *    ]%) of the sum of Bayer’s Individual Annual Revenue Threshold established pursuant to Section 3.2.2 for [    *    ] and [    *    ]; provided that cumulative Net Sales to accounts assigned to the ZGEN Sales Force during such [    *    ] period are equal to or exceed [    *    ] percent ([    *    ]%) of the sum of ZGEN’s Individual Annual Revenue Threshold established pursuant to Section 3.2.2 for [    *    ] and [    *    ]. If the Active Period is terminated pursuant to this Section 3.2.4(a), the commission payable to Bayer during the Sunset Period pursuant to Section 4.2.2 (including the cap thereon) shall be reduced in proportion to Bayer’s performance during such [    *    ] period against its Individual Annual Revenue Threshold established for [    *    ] and [    *    ]. For example, assuming the Launch Date is in the [    *    ], if cumulative Net Sales to accounts assigned to the Bayer Sales Force during [    *    ] and [    *    ] equal [    *    ] percent ([    *    ]%) of the sum of Bayer’s Individual Annual Revenue Threshold for [    *    ] and [    *    ], Bayer will receive [    *    ] percent ([    *    ]%) of the commission that would otherwise be payable during the Sunset Period pursuant to Section 4.2.2 and the cap on annual aggregate commission shall be [    *    ] Dollars ($[    *    ]) per year.

(b) Bayer may terminate the Active Period as of the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date upon giving written notice to ZGEN on or before the ninetieth (90th) day following the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date if cumulative Net Sales to accounts assigned to the ZGEN Sales Force during the [    *    ] period commencing the first day of the first full calendar quarter after the Launch Date do not exceed [    *    ] percent ([    *    ]%) of the

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sum of ZGEN’s Individual Annual Revenue Threshold established pursuant to Section 3.2.2 for [    *    ] and [    *    ]; provided that cumulative Net Sales to accounts assigned to the Bayer Sales Force during such [    *    ] period are equal to or exceed [    *    ] percent ([    *    ]%) of the sum of Bayer’s Individual Annual Revenue Threshold established pursuant to Section 3.2.2 for [    *    ] and [    *    ]. If the Active Period is terminated pursuant to this Section 3.2.4(b), the commission payable to Bayer during the Sunset Period pursuant to Section 4.2.2 shall be increased to [ * ] that would have been paid under Section 4.2.1 (with no cap thereon) i.e., rather than [    *    ] percent ([    *    ]%) of the commission set forth in Section 4.2.1, [    *    ] percent ([    *    ]%) of the commission set forth in Section 4.2.1 shall be payable.

(c) In addition to the reports to be provided pursuant to Section 4.2.3, ZGEN shall provide a report of cumulative Net Sales for the purposes of this Sections 3.2.4 as soon as reasonably practicable (not to exceed sixty (60) days) following the last day of the calendar quarter that contains the [    *    ] anniversary of the Launch Date.

ARTICLE 4

Payments; Reports; Audits

4.1 Milestone Payment

In consideration of the rights granted to Bayer under this Agreement and for the successful achievement of the following milestone, Bayer shall pay ZGEN or its assignee a one-time milestone payment of Forty Million Dollars ($40,000,000) within thirty (30) days after the first Regulatory Approval by the FDA of any Initial Licensed Product. Such milestone payment will be non-refundable and non-creditable against any fees or payments due ZGEN with respect to Licensed Product under this Agreement or the LCA.

4.2 Commission

4.2.1 Active Period Commission. During the Active Period, ZGEN shall pay Bayer a commission of [    *    ] percent ([    *    ]%) of the portion of annual aggregate Net Sales that is less than the Annual Revenue Threshold and a commission of twenty percent (20%) of the portion of annual aggregate Net Sales that is greater than the Annual Revenue Threshold (i.e., for 2008, $[    *    ] or more).

4.2.2 Sunset Period Commission. In consideration for Bayer’s Detailing and promotional activities during the Active Period, ZGEN shall pay Bayer during each of the [    *    ] following expiration or early termination of the Active Period (the “Sunset Period”) a commission that is, subject to Section 3.2.4, equal to [    *    ] percent ([    *    ]%) of the commission set forth in Section 4.2.1; provided, however, that in no event shall ZGEN be obligated to pay Bayer annual aggregate commission in excess of [    *    ] Dollars ($[    *    ]) per year during the Sunset Period, except as set forth in Section 3.2.4(b).

4.2.3 Reports; Payment; Reconciliation. Within sixty (60) days after the end of each calendar quarter during the Active Period and the Sunset Period, ZGEN shall provide Bayer with a written statement of year-to-date aggregate Net Sales for the current calendar year based on actual data to the extent available and on estimated data otherwise. Based on and at the time that ZGEN transmits such statement, ZGEN shall pay Bayer the commission due and owing

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pursuant to Section 4.2.1 or Section 4.2.2, as applicable. Within sixty (60) days after the end of each calendar year during the Active Period and the Sunset Period, ZGEN shall provide Bayer with a written statement of the actual aggregate Net Sales obtained during that calendar year. ZGEN shall pay Bayer or Bayer shall pay ZGEN, as the case may be, the difference between (a) the amount that is actually due to Bayer for commission for that calendar year and (b) the amount that was previously paid to Bayer for commission for the four (4) calendar quarters of that calendar year. The net remaining balance shall be paid by ZGEN to Bayer at the time that ZGEN transmits such written statement or shall be paid by Bayer to ZGEN, as the case may be, within thirty (30) days after Bayer’s receipt of such written statement. Each Party shall have the right to offset and deduct any amounts due to such Party under this Section 4.2.3 against payments such Party is required to make to the other Party under this Agreement, except as set forth in Section 4.1.

4.3 Sales Bonus

4.3.1 Sales Thresholds. ZGEN shall pay Bayer two (2) sales bonuses as follows: (a) upon cumulative Net Sales of Initial Licensed Products (in the aggregate) reaching [    *    ] Dollars ($[    *    ]) (the “First Sales Threshold”), ZGEN shall pay Bayer a sales bonus of [    *    ] Dollars ($[    *    ]) (the “First Sales Bonus”); and (b) upon cumulative Net Sales of Initial Licensed Products (in the aggregate) reaching [    *    ] Dollars ($[    *    ]) (the “Second Sales Threshold”), ZGEN shall pay Bayer a sales bonus of [    *    ] Dollars ($[    *    ]) (the “Second Sales Bonus”). ZGEN shall pay each sales bonus within thirty (30) days after each of the First Sales Threshold and the Second Sales Threshold is reached. Except as provided in Section 4.3.2, if the First Sales Bonus and the Second Sales Bonus would otherwise be paid in the same calendar year, the Second Sales Bonus shall be due within the first ten (10) days of the calendar year immediately following the calendar year in which the First Sales Bonus is paid.

4.3.2 Material Shortage in Supply; Frustration. In the event the First Sales Threshold and/or the Second Sales Threshold is or are not reached within [    *    ] after the Launch Date and there has been a material shortage in supply of any Initial Licensed Product during the first [    *    ] after the Launch Date, ZGEN shall pay Bayer both the First Sales Bonus and the Second Sales Bonus (to the extent not previously paid) within ten (10) days after the expiration of the [    *    ] after the Launch Date; provided, however, that if such supply shortage is due to an inability to meet the demand for Initial Licensed Products as a result of aggregate annual Net Sales exceeding the Baseline Revenue Forecast set forth in the next sentence, ZGEN shall have no obligation to pay the applicable sales bonus(es) hereunder in the event the First Sales Threshold and/or the Second Sales Threshold is or are not reached. For purposes of the preceding sentence, the Baseline Revenue Forecast (shown in Millions of Dollars) agreed upon by the Parties is:

	2008	2009	2010	2011
Baseline Revenue Forecast	[ * ]	[ * ]	[ * ]	[ * ]

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4.4 Incremental Costs

(a) To the extent that ZGEN incurs any incremental increased costs in supplying Promotional Materials, Medical Education Materials, product-related training program materials or other such supplies, information or materials in the Co-Promotion Territory during the Active Period solely as a result of the increase in the size of the Sales Forces or number of the MSLs as a result of this Agreement (i.e., such costs would not have been incurred by ZGEN but for the involvement of Bayer’s Sales Force in the promotion and Detailing of Initial Licensed Product under this Agreement), Bayer shall reimburse ZGEN for such incremental out-of-pocket costs actually incurred by ZGEN. The Parties acknowledge that Bayer’s reimbursement obligations under this Section 4.4 are intended to correspond to those costs which are incremental based on Bayer’s Sales Force’s and Bayer’s MSLs’ use of Promotional Materials, Medical Education Materials, product-related training program materials and other supplies, information and materials in connection with their performance of this Agreement and not to those costs which ZGEN would have incurred regardless of such activities. By way of example, if ZGEN incurs costs in connection with the development, production (including design and set-up) and printing of Detail aids and ZGEN supplies 40% of such Detail aids to Bayer’s Sales Force, Bayer will reimburse ZGEN for 40% of the per-piece printing costs and freight of such Detail aids but shall not reimburse ZGEN for the costs of production or other costs associated with the development or preparation of such Detail aids.

(b) Within sixty (60) days after the end of each calendar quarter during the Active Period in which ZGEN incurs any incremental increased costs in supplying Promotional Materials, Medical Education Materials, product-related training program materials or other such supplies, ZGEN shall provide Bayer with a written statement of such costs incurred by ZGEN during such calendar quarter, which written statement shall include such supporting documentation as Bayer may reasonably request. Bayer shall reimburse ZGEN such incremental costs that are not in dispute within thirty (30) days after Bayer’s receipt of such written statement.

(c) For the avoidance of doubt, ZGEN shall be solely responsible, and Bayer shall have no obligation to reimburse ZGEN, for any costs other than as set forth in this Section 4.4, including ZGEN’s field based program costs, all of which shall be borne solely by ZGEN.

4.5 Late Payments

Any amounts not paid by a Party when due under this Agreement will be subject to interest from and including the date payment is due through and including the date on which the paying Party makes a wire transfer of immediately available funds into an account designated by the receiving party of such payment at a rate equal to the lesser of (i) the sum of one percent (1%) plus the annual prime rate or successive annual prime rates of interest quoted in the Money Rates section of the on-line edition of The Wall Street Journal (currently at http://www.interactive.wsj.com) calculated daily on the basis of a 365-day year or (ii) the highest rate permitted by applicable law.

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4.6 Records; Audit

ZGEN will keep or cause to be kept such records as are required in sufficient detail to track and determine (in accordance with United States generally accepted accounting principles) the accuracy of calculations of all sums or reimbursements due under this Agreement. Such records will be retained for a period of the longer of (i) a three (3) year period following the year in which any payments were made hereunder and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or such longer period as may be required by law. Once per calendar year, Bayer will have the option to engage (at its own expense) an independent certified public accountant, who is bound by appropriate conditions of confidentiality and reasonably acceptable to ZGEN, to examine in confidence the books and records of ZGEN as may be necessary to determine, with respect to the preceding three (3) calendar years, the correctness or completeness of any payment or reimbursement required to be made under this Agreement; provided however, that the books and records for any particular calendar year will only be subject to one (1) audit. The report of such accountant will be limited to a certificate verifying any report or payment made during such period or identifying any overpayment or underpayment, accompanied by an explanation of the basis for its determination of such overpayment or underpayment. In addition, if the accountant is unable to verify the correctness of any such payment or charge, the accountant shall provide information relating to why such payment or charge is unverifiable. The results of any audit performed under this Section 4.6 may be disputed by ZGEN in accordance with Article 10. If the audit reveals any underpayment or over-charge, then ZGEN will pay the same to Bayer, together will all interest accrued thereon, promptly after ZGEN’s receipt of the audit report or, if disputed, promptly after resolution of such dispute. If any audit performed under this Section 4.6 discloses a variance of more than five percent (5%) from the amount of the original report, invoice or statement, ZGEN will bear the full cost of the performance of such audit. The result of the audit and the audit report shall be treated as Confidential Information subject to Article 6. Upon the expiration of three (3) years following the end of any calendar year, the calculation of any such amounts payable or charged with respect to such calendar year will be binding and conclusive upon the Parties.

ARTICLE 5

Complaints, Adverse Events, Medical Inquiries

5.1 Complaints, Adverse Events Reporting

ZGEN will maintain a record of all non-medical and medical product-related complaints and reports of all Adverse Events that it receives with respect to Initial Licensed Product in the Co-Promotion Territory. ZGEN will exchange electronic copies of all product complaints and all Adverse Events (with electronic copies of source documents) (both from clinical trials and post-marketing) with Bayer. ZGEN will be responsible for reporting to the FDA any Adverse Events and safety issues for Initial Licensed Product in compliance with all Applicable Laws. ZGEN will simultaneously provide Bayer with a copy of any such reports provided to the FDA. ZGEN will have responsibility for all correspondence and communication with physicians and other health care professionals and customers in the Co-Promotion Territory regarding complaints (e.g., quality) and adverse drug experience information relating to Initial Licensed Products in the Co-Promotion Territory. ZGEN will keep such records and make such reports as

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will be reasonably necessary to document such communications in compliance with all Applicable Laws and ZGEN will make such records and reports available to Bayer for inspection. Notwithstanding the foregoing, Bayer shall notify ZGEN as soon as practicable of any complaints and reports of Adverse Events received by Bayer concerning Initial Licensed Products in the Co-Promotion Territory, in accordance with reasonable standard operating procedures established by ZGEN and provided in writing to Bayer. Bayer shall maintain complete and accurate records pertaining to such complaints and Adverse Events reports for such periods as may be required by Applicable Laws. ZGEN will provide Bayer with ZGEN’s internal standard operating procedures and guidelines relating to non-medical and medical product-related complaints, Adverse Event reporting and medical inquires, if any, within thirty (30) days after the Effective Date and thereafter within thirty (30) days after such guidelines are approved or modified.

5.2 Medical Inquiries

Bayer shall comply with the reasonable directions and policies of ZGEN concerning responses to be made to medical questions or inquiries regarding the Initial Licensed Products from members of the medical profession and consumers in the Co-Promotion Territory. ZGEN shall provide Bayer with information known to ZGEN which is relevant or appropriate to enable Bayer to respond to such questions or inquiries in the Co-Promotion Territory. Bayer will refer to ZGEN all questions and inquiries to which Bayer is unable to respond using such information provided by ZGEN. If requested by ZGEN, Bayer will provide ZGEN with details of inquiries received and responses given by Bayer in accordance with this Section.

5.3 Pharmacovigilance Agreement; Procedures Established by the Coordination Committee

Notwithstanding anything to the contrary in this Agreement, within ninety (90) days after the Effective Date, the Parties shall execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”). The Parties may establish procedures for handling and reporting of Adverse Events, complaints and/or medical inquiries relating to Initial Licensed Product in the Co-Promotion Territory during the Active Period provided the same are consistent with the Pharmacovigilance Agreement.

ARTICLE 6

Confidentiality

6.1 Treatment of Confidential Information

(a) The Parties agree that during the Term, and for a period of [    *    ] years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (i) maintain such Confidential Information in confidence to the same extent such Party maintains its own confidential or proprietary information or trade secrets of similar kind and value; (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party, except for disclosures to its Affiliates, sublicensees and subcontractors who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 6; and (iii) not use Confidential Information for any purpose except those purposes contemplated by this Agreement.

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(b) Neither Party will knowingly disclose to the other Party any Third Party information or know-how that such Party (i) does not have the legal right to disclose to the other Party and/or (ii) has a contractual obligation not to disclose to the other Party.

6.2 Authorized Disclosure

Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a) to the extent and to the persons and entities as required by an applicable law, rule, regulation, legal process, court order or the rules of any securities exchange on which any security issued by either Party is traded or of a Regulatory Authority; or

(b) to prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any disclosure is necessary.

The Party required or intending to disclose the other Party’s Confidential Information under Section 6.2(a) or (b) will first have given prompt notice to the other Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the other Party. In addition, in the case of a disclosure required to comply with the rules of any securities exchange, the Party required or intending to disclose the other Party’s Confidential Information will provide the other Party with a reasonable opportunity to review such disclosure prior to its public release or filing with a Regulatory Authority and will consider in good faith reasonable changes to such disclosure requested by the other Party.

6.3 Publicity; Terms of Agreement

The Parties will mutually agree upon the text of a press release announcing the execution of this Agreement and the LCA. Thereafter, if either Party desires to make a public announcement concerning this Agreement or the terms hereof that differs from this mutually agreed upon text, the Party will give reasonable prior advance notice of the proposed text of the announcement to the other Party for its prior review and approval, the approval not to be unreasonably withheld or delayed. A Party will not be required to seek permission from the other Party to repeatedly publish any information as to the terms of this Agreement that have already been publicly disclosed by such Party, in accordance with the foregoing, or by the other Party. Either Party may disclose the terms of this Agreement to potential investors under appropriate conditions of confidentiality. The Parties acknowledge that ZGEN and/or Bayer may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”) with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended. Each Party will be entitled to make the filing(s) and will have the right to exercise its sole discretion regarding any request for confidential treatment for this Agreement or any provision of this Agreement. In the event of any request for confidential treatment, the filing Party will provide the non-filing Party with an

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advance copy of this Agreement is marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon. Each Party will give the other reasonable prior notice of any announcement relating to activities concerning Initial Licensed Product.

ARTICLE 7

Representations, Warranties, Covenants And Disclaimers

7.1 Representations and Warranties

7.1.1 Validity; Authority. Each Party represents and warrants to the other Party that as of the Effective Date: (a) it is a corporation (in the case of ZGEN) or a limited liability company (in the case of Bayer) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement and to perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms; (d) the execution, delivery and performance of this Agreement by such Party does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (e) it is not aware of any action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement.

7.1.2 Business Condition. Each Party represents and warrants to the other Party that as of the Effective Date: (a) it is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate would reasonably likely have a materially adverse effect on its business or financial condition and (b) except as may be set forth in any documents filed with the SEC, as required to be filed by it under the Securities Act of 1933 or Exchange Act of 1934, as the case may be, it is not aware of any facts or circumstances, individually or in the aggregate, that would reasonably likely have a materially adverse effect on its business or financial condition.

7.1.3 Samples. ZGEN represents and warrants to Bayer that, at the time ZGEN delivers Samples to Bayer (if applicable), such Samples (a) will comply in all material respects with the then current specifications set forth in ZGEN’s agreements with Third Party manufacturers, (b) will comply in all material respects with all Applicable Laws, (c) will not have been adulterated or misbranded within the meaning set forth in the United States Federal Food, Drug, and Cosmetic Act, (d) may be introduced into interstate commerce, and (e) will have been manufactured, packaged, stored, and shipped in conformity with all applicable current good manufacturing practices.

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7.1.4 Additional ZGEN Representations. ZGEN hereby represents and warrants to Bayer that as of the Effective Date:

(a) To its Knowledge, it has not received any [    *    ] from any Third Party that any patent within the ZGEN Enabling Technology is invalid or unenforceable in the Co-Promotion Territory or that any patent application or patent within the ZGEN Enabling Technology subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings in the Co-Promotion Territory.

(b) It Controls the ZGEN Enabling Technology and the Initial Licensed Products in the Co-Promotion Territory, and has the right and authority to grant the rights granted pursuant to the terms and conditions of this Agreement. It has not granted any right, license, or interest in, to, or under the ZGEN Enabling Technology or the Initial Licensed Products in the Co-Promotion Territory that is inconsistent with the rights and interests granted to Bayer under the terms and conditions of this Agreement. It has not placed, and to its Knowledge there does not exist, upon the ZGEN Enabling Technology or any Initial Licensed Products in the Co-Promotion Territory any encumbrance, charge or lien.

(c) It has no Knowledge of any actual or threatened infringement by any Third Party of the Patent Rights within the ZGEN Enabling Technology in the Co-Promotion Territory. Furthermore, it has no Knowledge of any claim, litigation, action, suit, proceeding investigation, arbitration or other proceedings pending or threatened affecting, in whole or in part, the ZGEN Enabling Technology or the Initial Licensed Products in the Co-Promotion Territory, and there is not currently outstanding any unsatisfied judgment or outstanding order, injunction, decree, stipulation or award, in whole or in part, against any of the ZGEN Enabling Technology or Initial Licensed Products in the Co-Promotion Territory.

(d) It has disclosed to Bayer [    *    ] patents that have been assessed by or for ZGEN as being [    *    ] to the [    *    ]; provided that the presence of a patent [    *    ] that any [    *    ] about whether any claim of the listed patent is, in fact, [    *    ].

(e) To its Knowledge, it has provided complete and accurate factual responses to all requests for information that were made in writing by Bayer related to this Agreement; provided that ZGEN does not represent or warrant that it has provided, or will provide, any opinions or analyses, or that any opinions or analyses provided to Bayer by or on behalf of ZGEN are complete or accurate. In addition, it has made available to Bayer all other information that, to ZGEN’s Knowledge, is (a) material to the [    *    ] of the Initial Licensed Products and Bulk Drug Substance and (b) [    *    ].

(f) Neither it nor any of its officers, employees or agents has made an untrue statement of a material fact to the FDA with respect to Initial Licensed Product (whether in any submission to the FDA or otherwise), or knowingly failed to disclose a material fact required to be disclosed to the FDA with respect to Initial Licensed Product. To its Knowledge, the Development of Initial Licensed Products (and the Bulk Drug Substance incorporated therein) in the Co-Promotion Territory has been conducted by ZGEN and its employees, agents, clinical institutions, clinical investigators and subcontractors in compliance in all material respects with Applicable Laws, including all FDA statutory and regulatory requirements with respect to Initial

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Licensed Products, and there are no claims, announced investigations, actions or other proceedings pending before or, to its Knowledge, threatened by the FDA or other government agency with respect to Initial Licensed Products (or the Bulk Drug Substance incorporated therein) or, to ZGEN’s Knowledge, any facility where Initial Licensed Products (or the Bulk Drug Substance incorporated therein) are manufactured, and ZGEN has not received written notice threatening any such claim, investigation, action or other proceeding; provided that ZGEN anticipates pre-approval inspections (PAIs) of all such facilities.

7.2 Covenants

Each Party hereby covenants to the other Party as follows:

(a) It will not promote or Detail Initial Licensed Products in the Co-Promotion Territory for any use not approved by the FDA. It will ensure that its Sales Representatives in the Co-Promotion Territory shall make no statements, claims or undertakings relating to Initial Licensed Products that are inconsistent with, nor provide or use any labeling, literature, or other materials other than, the Promotional Materials developed and approved for use pursuant to this Agreement. It will ensure that all statements, claims and comments made by its Sales Representatives in the Co-Promotion Territory related to the Initial Licensed Products, including as to efficacy and safety, are truthful, accurate and in strict compliance with the Product Labels and all Applicable Laws.

(b) It will not during the Active Period grant any right, license, consent or privilege to any Third Party(ies) in the Co-Promotion Territory that would conflict with the rights granted to the other Party under this Agreement, and will not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to the other Party under this Agreement or that would otherwise materially conflict with or adversely affect its obligations or its assumption of the rights granted to the other Party under this Agreement.

(c) It will comply with all Applicable Laws in carrying out its activities under this Agreement.

(d) It will not knowingly misappropriate the trade secret of a Third Party in its activities to Commercialize Initial Licensed Product in the Co-Promotion Territory.

(e) It will not use in any capacity in the promotion or Detailing of Initial Licensed Products in the Co-Promotion Territory any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing immediately if it or any person or entity who is performing services under this Agreement on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending, or to the best of its knowledge threatened, relating to the debarment or conviction of such Party or any person or entity used in any capacity by such Party in connection with the promotion or Detailing of Initial Licensed Products in the Co-Promotion Territory.

(f) It will ensure, throughout the Active Period, that its Sales Representatives and MSLs receive training on proper promotion and marketing techniques, ethics, and compliance with Applicable Laws in a manner consistent with all applicable pharmaceutical industry standards.

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7.3 Acknowledgement regarding Disclosure

Bayer confirms that ZGEN has made available to Bayer the eCTD for the Initial Licensed Product described in paragraph 1 of Exhibit A, the IND for the Initial Licensed Products described in paragraphs 1 and 2 of Exhibit A, and ZGEN’s FDA correspondence log for the Initial Licensed Products, and has given Bayer an opportunity to ask questions relating thereto.

7.4 Disclaimers

Nothing in this Agreement shall be construed as: (a) a warranty or representation by ZGEN as to the validity, enforceability or scope of any patent; or (b) a warranty or representation that any Initial Licensed Product is or will be free from infringement of patents or other intellectual property rights of Third Parties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, AND OF NON-INFRINGEMENT.

ARTICLE 8

Indemnification and Insurance

8.1 Indemnification by ZGEN

8.1.1 ZGEN Indemnity. Except to the extent described in Section 8.1.3, ZGEN hereby agrees to defend, hold harmless and indemnify Bayer and its Affiliates, agents, directors, officers and employees (the “Bayer Indemnitees”) from and against any and all Losses, resulting from any Third Party claims, suits, actions or demands arising out of:

(a) any of ZGEN’s representations and warranties set forth in this Agreement being untrue when made; and/or

(b) any material breach or material default by ZGEN of its covenants, agreements or obligations under this Agreement; and/or

(c) any material failure by ZGEN or its Affiliates, employees, agents, contractors or representatives to adhere to the terms of the Co-Promotion Plan or the Medical Education Plan; and/or

(d) failure by ZGEN to conduct a Recall following notice from Bayer of Safety Issues as described in Section 3.1.4;

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(e) failure of any Initial Licensed Product manufactured by or on behalf of ZGEN to meet the then applicable manufacturing specifications for Initial Licensed Product (as set forth in the applicable contract between ZGEN and its Third Party manufacturer) at the time the Initial Licensed Product is delivered by or on behalf of ZGEN in the Co-Promotion Territory;

(f) any negligent act or omission or intentional misconduct by ZGEN or any of its Affiliates, contractors, agents or representatives in the development (including conduct of Clinical Trials), testing, use, storage, handling, packaging, labeling, manufacture, delivery, supply, marketing, sale, distribution or promotion of any Initial Licensed Product in the Co-Promotion Territory; and/or

(g) the assertion that the development, testing, use, storage, handling, packaging, labeling, manufacture, delivery, supply, marketing, sale, distribution or promotion of any Initial Licensed Product sold or to be sold in the Co-Promotion Territory under this Agreement infringes any Third Party patent in the Co-Promotion Territory.

8.1.2 Procedure. To be eligible to be so indemnified as described in this Section 8.1, the Bayer Indemnitees must provide ZGEN with prompt written notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to Section 8.1.1 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of the Bayer Indemnitees). ZGEN will be relieved of its obligations only if any failure by the Bayer Indemnitees to deliver prompt notice is prejudicial to its ability to defend such claims, suits, actions or demands. Bayer will have the right to retain its own counsel, at its own expense. ZGEN will not settle or consent to the entry of any judgment with respect to any claim for Losses for which indemnification is sought, in a manner that would materially adversely affect Bayer, without Bayer’s prior written consent.

8.1.3 Exclusions. ZGEN’s obligation to defend, hold harmless and indemnify the Bayer Indemnitees pursuant to Section 8.1.1 will not apply to the extent of any Losses for which Bayer is obligated to indemnify the ZGEN Indemnitees pursuant to Section 8.2.1.

8.2 Indemnification by Bayer

8.2.1 Bayer Indemnity. Except to the extent described in Section 8.2.3, Bayer hereby agrees to defend, hold harmless and indemnify ZGEN and its Affiliates, agents, directors, officers and employees (the “ZGEN Indemnitees”) from and against any and all Losses, resulting from any Third Party claims, suits, actions or demands arising out of:

(a) any of Bayer’s representations and warranties set forth in this Agreement being untrue when made; and/or

(b) any material breach or material default by Bayer of its covenants, agreements or obligations under this Agreement; and/or

(c) any material failure by Bayer or its Affiliates, employees, agents, contractors or representatives to adhere to the terms of the Co-Promotion Plan or the Medical Education Plan; and/or

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(d) any negligent act or omission or intentional misconduct by Bayer or any of its Affiliates, contractors, agents or representatives in the marketing or promotion of any Initial Licensed Product in the Co-Promotion Territory.

8.2.2 Procedure. To be eligible to be so indemnified as described in this Section 8.2, the ZGEN Indemnitees must provide Bayer with prompt written notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to Section 8.2.1 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of the ZGEN Indemnitees). Bayer will be relieved of its obligations only if any failure by the ZGEN Indemnitees to deliver prompt notice is prejudicial to its ability to defend such claims, suits, actions or demands. ZGEN will have the right to retain its own counsel, at its own expense. Bayer will not settle or consent to the entry of any judgment with respect to any claim for Losses for which indemnification is sought, in a manner that would materially adversely affect ZGEN, without ZGEN’s prior written consent.

8.2.3 Exclusions. Bayer’s obligation to defend, hold harmless and indemnify the ZGEN Indemnitees pursuant to Section 8.2.1 will not apply to the extent of any Losses for which ZGEN is obligated to indemnify the Bayer Indemnitees pursuant to Section 8.1.1.

8.3 Insurance

During the Active Period and for a period of [    *    ] after the expiration of the Active Period or the earlier termination of the Agreement, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance (including any self-insured arrangements) that shall insure against all liability, including personal injury, physical injury or property damage, arising out of such Party’s activities under this Agreement. Such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 8. Each Party will provide the other Party with a copy of the certificate of insurance or other evidence of such insurance and/or self-insurance, upon request. Each Party will use Commercially Reasonable Efforts to provide the other Party with written notice at least thirty (30) days prior to the cancellation of, non-renewal of or material change in such insurance or self-insurance that materially adversely affects the rights of the other Party hereunder.

8.4 Limitation of Liability

EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6, NEITHER IT NOR ITS RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES MEASURING LOST PROFITS OR BUSINESS OPPORTUNITIES. THIS SECTION 8.4 WILL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 8.1 THROUGH 8.3 OF THIS AGREEMENT.

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ARTICLE 9

Term and Termination

9.1 Term

This Agreement will be in effect from the Effective Date until expiration of the Sunset Period, unless extended by the Parties in writing or terminated earlier in accordance with this Article 9 (the “Term”).

9.2 Termination

9.2.1 Termination for Breach. Bayer and ZGEN shall each have the right to terminate this Agreement in the event that any term or condition of this Agreement is materially breached by the other Party, and such breach is not remedied within a period of [    *    ] days after the breaching Party’s receipt of written notice of such breach. The foregoing [    *    ] day period shall toll during any period in which the Parties are seeking to resolve a bona fide dispute relating to the alleged breach pursuant to Section 10.1. If a breach is corrected within the [    *    ]-day period, this Agreement and the rights granted hereunder shall continue in full force and effect.

9.2.2 Termination for Bankruptcy. Either Party may terminate this Agreement if the other Party (the “Bankrupt Party”): (i) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (ii) proposes a written agreement of composition or extension of its debts; (iii) is served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, which petition is not dismissed within ninety (90) days after the filing thereof; (iv) has a warrant of attachment, execution, or similar process issued against it, filed in any insolvency proceeding, and the petition is not dismissed or stayed within ninety (90) days after the filing thereof; (v) proposes to be a party to any dissolution or liquidation; or (vi) makes an assignment for the benefit of creditors.

9.2.3 Termination of LCA.

(a) ZGEN may terminate this Agreement upon giving written notice to Bayer in the event the LCA is terminated pursuant to Section 17.3 of the LCA due to a material breach by Bayer;

(b) Bayer may terminate this Agreement upon giving written notice to ZGEN in the event the LCA is terminated pursuant to Section 17.3 of the LCA due to a material breach by ZGEN; and

(c) ZGEN may terminate this Agreement upon giving written notice to Bayer at any time following ZGEN’s receipt of written notice from Bayer that Bayer is electing to terminate the LCA for convenience pursuant to Section 17.6 of the LCA.

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9.2.4 Failure to Obtain or Withdrawal of Regulatory Approval.

Either Party may terminate this Agreement (i) if no Initial Licensed Product has received Regulatory Approval by [    *    ], (ii) upon the withdrawal of Regulatory Approval for an Initial Licensed Product or (iii) upon the withdrawal of an Initial Licensed Product from the market in the Co-Promotion Territory by the FDA or ZGEN due to a serious life-threatening health and/or safety concern.

9.2.5 Government Enforcement Action.

Either Party may terminate this Agreement upon giving written notice to the other Party if the other Party is subject to a government enforcement action regarding violation of Applicable Laws relating to sales or marketing activities in the Co-Promotion Territory, including government action resulting from the breach of an existing Corporate Integrity Agreement with HHS OIG.

9.3 Effects of Termination.

9.3.1 Materials; Account Information. Upon the expiration or earlier termination of this Agreement, Bayer shall promptly (a) cease, and cause its Sales Representatives to cease all promotion and Detailing of the Initial Licensed Products in the Co-Promotion Territory, (b) discontinue the use in the Co-Promotion Territory of any Promotional Materials or Medical Education Materials provided pursuant to this Agreement, and (c) as requested by ZGEN, either return to ZGEN or destroy (and certify to the destruction of) all Promotional Materials, Medical Education Materials, product-related training program materials and all other materials related to the Initial Licensed Product provided by ZGEN for use in the Co-Promotion Territory pursuant to this Agreement. In addition, upon the expiration or earlier termination of this Agreement, Bayer shall provide to ZGEN such account information as is regularly maintained by Bayer and is reasonably required to transition Detailing from Bayer to ZGEN in the Co-Promotion Territory.

9.3.2 Sales Bonuses. To the extent not previously paid, the Sales Bonuses shall be immediately due and payable upon the early termination (for any reason) of this Agreement after Regulatory Approval, and the obligation of ZGEN to pay Bayer the First Sales Bonus and the Second Sales Bonus shall survive such early termination.

9.3.3 Survival. The following provisions will remain in full force and effect after the expiration or termination of this Agreement: Article 1 (Definitions); Sections 4.5 and 4.6 (Late Payment; Records; Audits, only with respect to accrued rights and obligations as to payments); Article 6 (Confidentiality); Section 7.3 (Disclaimers); Article 8 (Indemnification and Insurance); Article 9 (Term and Termination); Article 10 (Dispute Resolution) and Article 11 (General Provisions).

9.4 Accrued Rights

Termination or expiration of this Agreement for any reason will be without prejudice to any rights which will have accrued to the benefit of either Party or any liability incurred by either Party prior to the effective date of termination or expiration (including the right to receive any

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commission or milestone payment that has been earned but not paid), and will not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement or prejudice either Party’s right to obtain performance of any obligation.

9.5 Non-Solicitation

During the Active Period and for a period of [    *    ] thereafter, the Parties agree that neither Party shall solicit any employee of the other Party or any of its Affiliates, with whom the first Party has come in contact or interacted for the purposes of performing this Agreement, to leave the employment of the other Party or its Affiliate and accept employment (either as an employee or as a consultant) with the first Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party’s right to make generalized searches for employees by the issue of advertisement in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on an employee or employees of the other Party.

ARTICLE 10

Dispute Resolution

10.1 Goal; Cooperative Decision-Making

The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10.

10.2 Escalation of Disputes at Coordination Committee Level

If and when the members of the Coordination Committee have a Dispute that is not resolved by informal discussions by the Parties, either Party may, by written notice to the other Party, have the Dispute referred to the Chief Executive Officer of ZGEN and the Head of the responsible Business Unit within the Pharmaceutical Division of Bayer, who may delegate responsibility to the Regional Head for the United States, who shall schedule a meeting within [    *    ] days after the Dispute is referred to such officers and who shall attempt to resolve the Dispute by good faith negotiations within [    *    ] days after their first meeting.

10.3 Expedited Arbitration of Disputes at Coordination Committee Level

If a Dispute is not resolved in accordance with Section 10.2, the matter in dispute shall be resolved by expedited arbitration by an Expert as follows:

(a) Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate Expert. If the Parties are not able to agree within [    *    ] days after the receipt by a Party of the written request in the immediately preceding sentence, the CPR Institute for Dispute Resolution, or such other similar entity as the

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Parties may agree upon, shall be responsible for selecting an Expert within [    *    ] days of being approached by a Party. The fees and costs of the Expert and the CPR Institute for Dispute Resolution (or such other entity) shall be borne equally by ZGEN and Bayer.

(b) Within [    *    ] days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on the Dispute and proposed resolution thereof. Each Party shall have [    *    ] business days from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

(c) No later than [    *    ] days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive.

10.4 Other Matters; Litigation

Other than a Dispute, any disputes arising from, concerning or in any way relating to this Agreement shall, at the election of either Party, be decided by litigation in accordance with Section 10.5. Notwithstanding the above, either Party will be entitled at all times and without delay to seek equitable relief, provided that such relief is sought exclusively from a court as provided in Section 10.5.

10.5 Governing Law; Judicial Resolution

Subject to Sections 10.1 through 10.3, resolution of all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of [    *    ] as applied to agreements executed and performed entirely in the State of New York by residents of the State of [    *    ], without regard to conflicts of law rules. Subject to Section 10.1 through 10.3, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of [    *    ] and the United States District Court for the [    *    ] (collectively, the “Courts”) for any action, suit or proceeding (other than appeals therefrom) solely for a dispute arising out of this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) solely for disputes arising out of this Agreement except in the Courts. Submission to United States jurisdiction is for the limited purpose of disputes arising out of this Agreement and does not create general jurisdiction. Each Party hereby waives any other venue to which it may be entitled by virtue of domicile or otherwise.

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ARTICLE 11

General Provisions

11.1 Force Majeure

Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly provides notice of the condition constituting Force Majeure to the other Party. Such excuse will be continued so long as the condition constituting Force Majeure continues and the non-performing Party uses Commercially Reasonable Efforts to remove the condition. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding anything to the contrary, failure to fulfill payment obligations may only be excused under this Section 11.1 if the actual payment process is affected by the Force Majeure.

11.2 Notices

Any notice required or permitted to be given under this Agreement will be in writing in the English language, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered or, if sent by facsimile, electronic transmission is confirmed. Unless otherwise notified in writing, the mailing addresses and fax numbers for notice of the Parties will be as described below.

If to Bayer:

Bayer HealthCare LLC

Cardiology and Hematology Business Unit

800 Dwight Way

Berkeley, CA 94701

Attention: Hans Bishop

Executive Vice President

Fax: 510-705-4233

With a copy to (which shall not constitute notice):

General Counsel

Bayer HealthCare LLC

555 White Plains Road

Tarrytown, NY 10591

Attention: Jeffrey M. Greenman

Fax: 914-366-1784

If to ZGEN:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

U.S.A.

Attn: Senior Vice President and General Counsel

FAX: (206) 442-6697

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11.3 No Strict Construction

This Agreement has been prepared jointly and will not be strictly construed against either Party.

11.4 Assignment

(a) Except an assignment:

(i) in which the assignee agrees to be bound by all obligations of the assigning Party under this Agreement; and

(ii) that is made in connection with the transfer to a single buyer of all or substantially all of the assets or stock of a Party’s business to which this Agreement relates or pursuant to a merger, consolidation or other corporate reorganization, neither this Agreement nor any right herein granted may be assigned by either Party to any Third Party without the prior, express written consent of the other Party, which consent shall not be unreasonably withheld. Any purported assignment prohibited hereunder and made without the other Party’s consent shall be void and shall constitute a material breach of this Agreement.

(b) Notwithstanding Section 11.4(a), a Party may assign its rights and interests under this Agreement to an entity that is its Affiliate as of the date of such assignment; provided that the assigning Party executes a written guaranty, in form and substance reasonably acceptable to the other Party, guaranteeing the full and timely performance of the assigning Party’s responsibilities and obligations hereunder by the assignee and the assignee agrees to be bound by all obligations of the assigning Party hereunder, including the obligations set forth in this Section 11.4.

(c) A sale or transfer of the ownership or control of a Party or any of its Affiliates to whom it has assigned its rights or interest under this Agreement as provided herein (other than in connection with a transfer under Section 11.4(a)(ii)) shall be deemed to be a prohibited assignment under this Section 11.4.

11.5 Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

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11.6 Severability

If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provisions will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement, as evidenced by the terms of this Agreement, may be realized.

11.7 Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8 Independent Contractors

The relationship between Bayer and ZGEN created by this Agreement is one of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee (express or implied) on behalf of the other Party for any purpose whatsoever. Each Party will use its own discretion and will have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

11.9 No Benefit of Third Parties

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any Third Parties other than the Bayer Indemnitees and ZGEN Indemnitees.

11.10 No Waiver

Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

11.11 Entire Agreement; Amendment

This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, including the (1) Confidentiality Agreement, dated as of January 24, 2006, by and between ZGEN and Bayer

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Pharmaceuticals Corporation (as amended by Amendment No. 1 to Confidentiality Agreement, dated January 5, 2007), and (2) Confidential Disclosure Agreement, dated April 19, 2006, by and between Bayer and ZGEN, which are hereby superseded. For the sake of clarity, the Letter Agreement dated December 21, 2006 by and among ZGEN, Bayer and [    *    ] shall not be terminated or superseded by this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for this purpose and signed by an authorized officer of each Party (i.e., it may not be modified by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like).

[Signatures on next page.]

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IN WITNESS WHEREOF, ZGEN and Bayer have executed and delivered this Agreement to be effective as of the Effective Date.

BAYER HEALTHCARE LLC

By:	/s/ Hans Bishop
Hans Bishop
Its:	Executive Vice President

ZYMOGENETICS, INC.

By:	/s/ Bruce L.A. Carter, Ph.D.
Bruce L.A. Carter, Ph.D.
Its:	President and Chief Executive Officer

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EXHIBIT A

[    *    ]1

[1]	One page redacted.

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